DATED OCTOBER 20, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PERICOM SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified in its Charter)

MONTAGE TECHNOLOGY GROUP LIMITED

PORSCHE ACQUISITION SUB, INC.

HOWARD YANG

STEPHEN TAI

MARK VOLL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 20, 2015, Montage issued the following press release:

FOR IMMEDIATE RELEASE

Montage Technology Group Limited Sets the Record Straight on its Superior Offer for Pericom Semiconductor Corporation

Montage Believes Pericom is Misleading its Shareholders Regarding Montage’s $18.50 Superior Proposal

MILPITAS, CA, October 20, 2015— Montage Technology Group Limited (“Montage”) today issued a statement in response to the press release issued on October 16, 2015 by Pericom Semiconductor Corporation (NASDAQ: PSEM) (“Pericom”) responding to Montage’s preliminary proxy statement. The full text of the statement is below:

Montage believes that it is important to set the record straight regarding its superior $18.50 per share all cash offer for Pericom (the “Montage Offer”). Furthermore, Montage believes that the statements included in Pericom’s October 16, 2015 press release suggest that Pericom is attempting to mislead Pericom shareholders about the Montage Offer in order to consummate its preferred transaction with Diodes Incorporated (“Diodes”).

Montage wants to set the record straight and believes Pericom shareholders should be aware of the following:

•	Throughout the process, Pericom has appeared intent on selling investors’ shares for a lower price than available.

•	Pericom gave Diodes a significant head start, relative to Montage, in the sale negotiations, even though Pericom knew that Montage was willing to pay a higher price.

•	Pericom did not even ask Montage for its best and final offer—rather, Pericom simply signed up its $17 per share transaction with Diodes, at a time when Montage was offering a higher price than Diodes.

•	Montage believes that Pericom is simply “going through the motions” with Montage, and that Pericom is not willing to enter into a transaction with Montage regardless of what Montage proposes.

•	Montage believes that Pericom is misleading its shareholders by incorrectly and greatly exaggerating any antitrust or regulatory risk of a transaction with Montage.

•	As evidence of Montage’s confidence that antitrust and regulatory risks are manageable, Montage has agreed to “hell or high water” commitments on antitrust and regulatory efforts.

•	Montage has also agreed to escrow a $21.5 million reverse break-up fee with Citibank in the US, payable to Pericom if Montage fails to close as a result of a failure to obtain required antitrust and regulatory approvals or clearances.

•	Montage has committed financing from highly regarded financing sources.

•	Montage has received commitment letters from China Electronics Corporation (“CEC”) and Bank of China, which Montage believes are on customary terms for lenders in China despite Pericom characterizing them as “not being sufficient”.

•	CEC was the principal lender in Shanghai Pudong Science and Technology Investment Co., Ltd.’s acquisition of Montage last year, which was a significantly larger transaction than Montage’s proposed acquisition of Pericom.

•	Montage believes that every announced acquisition by a Chinese acquirer of a U.S. company with financing commitments similar to Montage’s financing commitments has closed.

•	To further demonstrate its confidence in obtaining financing for a transaction, Montage has also offered that the reverse break-up fee of $21.5 million escrowed with Citibank in the US be payable to Pericom to address any perceived risk on financing certainty.

Based on the facts outlined above, Montage believes it’s clear that Pericom is determined to convince its own investors to sell their company to Diodes at a significantly lower price than the superior $18.50 Montage proposal that is currently on the table.

Barclays is acting as financial advisor to Montage and O’Melveny & Myers LLP is serving as legal counsel.

Company Contact:

Montage Technology

Mark Voll, CFO

P: 408-982-2780 or 86-21-6128-5678×8618

Investor Contact:

Arthur Crozier/Jennifer Shotwell/Jon Salzberger

Innisfree M&A Incorporated

(212) 750-5833

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann or Jed Repko

(415) 869-3950

Mahmoud Siddig

(212) 355-4449

Montage and its directors, executive officers and certain employees may be deemed, under rules of the Securities and Exchange Commission (“SEC”), to be participants in the solicitation of proxies from Pericom shareholders in connection with Pericom’s Special Meeting of Shareholders. Information about the interests in Pericom of Montage and its directors, executive officers and employees are set forth in a preliminary proxy statement that was filed with the SEC on October 14, 2015 (the “Montage Proxy”).

Investors are urged to read in its entirety the Montage Proxy which is available now, and the definitive proxy statement and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. The Montage Proxy, and any other documents filed by Montage with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. The Montage Proxy and such other documents may also be obtained free of charge by contacting Innisfree at: (212) 750-5833 or 501 Madison Avenue, 20th Floor, New York, New York 10022.

About Montage Technology

Montage Technology is a global fabless provider of analog and mixed-signal semiconductor solutions currently addressing the home entertainment and cloud computing markets. In the home entertainment market, Montage’s technology platform enables the Company to design highly integrated end-to-end solutions with customized software for set-top boxes. These solutions optimize signal processing performance under demanding operating conditions typically found in emerging marketing environments. In the cloud computing market, Montage offers high performance, low power memory interface solutions that enable memory intensive server applications. Its technology platform approach allows Montage to provide integrated solutions that meet the expanding needs of customers through continuous innovation, efficient design and rapid product development. For more information regarding Montage please visit the Company’s website at www.montage-tech.com.